February 16, 1995




    Dear Stockholder:

              You are cordially invited to attend the 1995 Annual
    Meeting of Stockholders on Tuesday, March 21, 1995, beginning at 9:30 A.M. Pacific Standard Time, at the Park Hyatt Hotel, 333
    Battery Street, San Francisco, California 94111.

              Holders of URS Corporation common stock are being asked to vote on all of the matters presented in the attached Notice of Annual Meeting of Stockholders. Whether or not you plan to attend the meeting in person, it is important that your shares of URS Corporation common stock be represented and voted at the meeting. Accordingly, after reading the attached Notice of Annual Meeting and Proxy Statement, please sign and date the enclosed proxy card and mail it in the envelope provided.

              We hope you can join us on March 21.


                                  Very truly yours,



                                  /s/ Martin M. Koffel























                            URS CORPORATION
                            ---------------

                   100 California Street, Suite 500
                 San Francisco, California 94111-4529

                        ------------------------

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON MARCH 21, 1995

                        ------------------------

              The Annual Meeting of Stockholders of URS Corporation will be held on Tuesday, March 21, 1995, at 9:30 A.M., Pacific Standard Time, at the Park Hyatt Hotel, 333 Battery Street,
    San Francisco, California for the following purposes:

              1.   To elect directors;

              2. To consider ratification of the selection of Coopers & Lybrand as URS Corporation's independent auditors for fiscal year 1995; and

              3. To transact such other business as may properly come before the meeting and any adjournment thereof.

              The Board of Directors has fixed the close of business on February 8, 1995 as the record date for determining the stockholders who will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote will be available at the offices of URS Corporation, 100 California Street, Suite 500, San Francisco, California 94111-4529 for ten days prior to the meeting.

              IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES WILL BE REPRESENTED.


                             BY ORDER OF THE BOARD OF DIRECTORS


                             /s/ Kent P. Ainsworth


                             Kent P. Ainsworth, Secretary

    February 16, 1995










                            URS CORPORATION
                       ------------------------
                            PROXY STATEMENT

              The accompanying proxy is solicited by the Board of Directors of URS Corporation, a Delaware corporation (the
    "Company"), to be used in voting at the Annual Meeting of Stockholders to be held at 9:30 A.M. on Tuesday, March 21, 1995, at the Park Hyatt Hotel, 333 Battery Street, San Francisco, California and at any adjournment of such meeting.

              The record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof has been fixed at February 8, 1995. As of that date, 7,025,886 shares of Common Stock of the Company were outstanding. Each common share is entitled to one vote on all matters presented.

              Any proxy given may be revoked by a stockholder at any time before it is voted by filing with the Secretary of the Company a notice in writing revoking it, by duly executing a proxy bearing a later date, or by attending and voting in person at the Meeting. Subject to any such revocation, all shares represented at the Meeting by properly executed proxies will be voted in accordance with the specifications on the proxy. If no specification is made, the shares will be voted FOR (i) election of the nominees named herein as Directors and (ii) ratification of the selection of Coopers & Lybrand as the independent auditors for the Company for fiscal year 1995.

              The Company will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby and will reimburse banks, brokerage firms and nominees holding shares of record for their reasonable expenses in forwarding solicitation materials to beneficial owners of such shares. In addition to the solicitation of proxies by mail, officers and regular employees of the Company may communicate with stockholders either in person or by telecommunication for the purpose of soliciting such proxies, but no additional compensation will be paid for such solicitation.

              This Proxy Statement and the accompanying proxy are being sent to stockholders on or about February 16, 1995. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED OCTOBER 31, 1994 ACCOMPANIES THIS PROXY STATEMENT. COPIES OF THE EXHIBITS TO THE FORM 10-K MAY BE OBTAINED UPON WRITTEN REQUEST ADDRESSED TO THE SECRETARY AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES LOCATED AT 100 CALIFORNIA STREET, SUITE 500, SAN FRANCISCO, CALIFORNIA 94111-4529 AND THE PAYMENT OF $0.25 PER PAGE FOR PHOTOCOPYING.









                           ELECTION OF DIRECTORS

              Directors will be elected to hold office until the next annual meeting of stockholders or until their successors shall have been elected. Although Management anticipates that all of the nominees will be able to serve, if any nominee is unable or unwilling to serve at the time of the Meeting, the proxy will be voted for a substitute nominee chosen by Management, or the number of directors to be elected may be reduced in accordance with the Company's By-Laws.

              All of the nominees are presently directors of the Company. Set forth below are the names and ages of the nominees, the principal occupation of each nominee at present and for at least the past five years, certain directorships held by each and the year in which each became a director of the Company.

                                                                  Year
                                                                  First
    Name of Director     Principal Occupation              Age   Elected
    ----------------     --------------------              ---   -------
    Richard C. Blum      Chairman and President,            59     1975
                         Richard C. Blum & Associates,
                         Inc. ("RCBA, Inc."), the sole
                         general partner of Richard C.
                         Blum & Associates, L.P., a
                         merchant banking firm ("RCBA,
                         L.P."); Vice Chairman of the
                         Board of Directors and financial
                         consultant to the Company;
                         Director of National Education
                         Corporation since 1985; Vice
                         Chairman of Shanghai Pacific
                         Partners, Inc. since 1986;
                         Director of Sumitomo Bank of
                         California since 1987; Director
                         of Northwest Airlines Corp.
                         since 1989; Director of Shaklee
                         Corporation since 1990; Director
                         of Triad Systems Corporation
                         since 1992; Director of
                         ImmuLogic Pharmaceutical
                         Corporation and CB Commercial
                         since 1993.

    Emmet J.             Chairman of Cashin Investments     72     1972
    Cashin, Jr.          since 1993; Trustee, Thompson
                         McKinnon Asset Management, Inc.
                         since 1980; Chairman and Chief
                         Executive Officer, Fox Group, a
                         real estate investment
                         corporation, from 1968 to 1993.







                                                                  Year
                                                                  First
    Name of Director     Principal Occupation              Age   Elected
    ----------------     --------------------              ---   -------
    Armen                Executive Vice President and       57     1994
    Der Marderosian      General Manager, 1993 to
                         present, and Vice President and
                         General Manager, 1990 to 1992,
                         GTE Government Systems
                         Corporation; Vice President and
                         General Manager, GTE's Tactical
                         Systems Sector, from 1987 to
                         1990.

    Adm. S. Robert       Vice President, Raytheon           66     1994
    Foley, Jr., USN      International Inc. and
    (Ret.)               President, Raytheon Japan since
                         January 1995; Vice President,
                         Commercial Marketing and
                         Planning, Raytheon Corporation,
                         1991 to 1995; Vice Chairman, ICF
                         Kaiser Engineers, 1990 to 1991;
                         President, Advanced Technology
                         Division, ICF Kaiser Engineers,
                         1988 to 1990; Assistant
                         Secretary for Defense Programs,
                         United States Department of
                         Energy, 1985 to 1987; served in
                         United States Navy, 1950 to
                         1985: including Commander-In-
                         Chief, U.S. Pacific Fleet, 1982
                         to 1985.

    Martin M. Koffel     Chief Executive Officer and        55     1989
                         President of the Company since
                         May 1989; Chairman of the Board
                         since June 1989; Director of
                         Regent Pacific Management
                         Corporation since 1993.

    Richard B. Madden    Chairman, from 1977 to 1994, and   65     1992
                         Chief Executive Officer, from
                         1971 to 1994, of Potlatch
                         Corporation; Director of
                         Potlatch Corporation since 1971;
                         Director of Pacific Gas and
                         Electric Company since 1977;
                         Director of Consolidated
                         Freightways, Inc. since 1992;
                         Director of Pacific Gas
                         Transmission Company since 1994.








                                                                  Year
                                                                  First
    Name of Director     Principal Occupation              Age   Elected
    ----------------     --------------------              ---   -------
    Richard Q. Praeger   Management and engineering         70     1970
                         consultant since 1974; Owner,
                         Transition Books, a book store,
                         since 1979; prior to November
                         1974, President, URS/Madigan-
                         Praeger, Incorporated.

    Irwin L.             President, URS Consultants,        58     1989
    Rosenstein           Inc., the Company's principal
                         subsidiary ("URSC"), since
                         February 1989; Vice President of
                         the Company since 1987;
                         President of Eastern Region of
                         URSC from August 1986 to
                         February 1989.

    William D. Walsh     General Partner, Sequoia           64     1988
                         Associates, a private investment
                         firm, since 1983; Chairman of
                         the Board of Champion Road
                         Machinery, Ltd. and Newell
                         Industrial Corporation since
                         1988; Director of National
                         Education Corporation since
                         1987; Director of Basic
                         Vegetable Products since 1990;
                         Member of Management Committee
                         of Mike Yurosek & Sons, L.P.
                         since 1992; Director of Newcourt
                         Credit Group, Inc., Deanco, Inc.
                         and Consolidated Freightways,
                         Inc. since 1994.

              During fiscal year 1994, the Board of Directors held six meetings. The Board of Directors has a Compensation/Option Committee, an Audit Committee and a Nominating Committee. Each Director attended at least 75 percent of the aggregate of (1) the total number of the meetings of the Board of Directors (held during the period for which he has been a Director) and (2) the total number of meetings held by all the committees of the Board of Directors on which he served (during the periods that he served).

              The Compensation/Option Committee consists of
    Mr. Praeger, Chairman, and Messrs. Cashin, Madden, Walsh and Der Marderosian. The Compensation/Option Committee held three meetings during fiscal year 1994. The primary responsibilities of the Compensation/Option Committee are to approve remuneration plans and other executive benefits and to administer the Company's employee stock purchase and incentive plans and the Company's 1991 Stock Incentive Plan.





              The Audit Committee consists of Mr. Walsh, Chairman, and Messrs. Cashin, Madden, Praeger and Foley. The Audit Committee held two meetings during fiscal year 1994. The primary responsi-bilities of the Audit Committee are to review and approve the scope and fee for the auditors' annual examination of the Company's consolidated financial statements and review with the auditors the results for the year.

              The Nominating Committee consists of Mr. Madden, Chairman, and Messrs. Koffel and Walsh. The Nominating Committee held three meetings during fiscal year 1994. The primary responsi-bilities of the Nominating Committee are to recommend to the Board of Directors prior to each annual meeting of stockholders (or other meeting of stockholders at which Directors are to be elected) a slate of nominees, to recommend an individual or individuals to fill any vacancy on the Board of Directors and to review the composition and functions of the Board of Directors and the performance of the incumbent Directors and make recommendations as needed to improve the effectiveness or the balance of expertise of the members. The Nominating Committee will consider nominees recommended by security holders. Any security holder who wishes to recommend a nominee for membership on the Company's Board of Directors must submit such nomination in writing to Mr. Richard B. Madden, Chairman of the Nominating Committee, in care of the Company at its principal executive offices. All such nominations will be thoroughly reviewed by the Nominating Committee.


                        EXECUTIVE COMPENSATION

    Report of the Compensation/Option Committee On Executive
    Compensation
    --------------------------------------------------------

              The Compensation/Option Committee (the "Committee") has the responsibility, under delegated authority from the Company's Board of Directors, for developing, administering and monitoring the executive compensation policies of the Company. Since March 1992, the Committee has been composed solely of independent non-employee Directors of the Company. In fulfilling its responsi-bilities, the Committee has used the services of an outside firm of compensation consultants.

              With the approval of the Committee, the Company has developed compensation plans and programs designed to attract and retain qualified key executives and senior managers critical to the Company's success, and also to provide such executives and managers with performance-based incentives tied to the profitability of the Company. Compensation of the Company's executives, including the Chief Executive Officer, consists of three basic components: base compensation, annual bonuses and long-term incentive awards.








              Base Compensation
              -----------------
              Base compensation is established through negotiation between the Company and the executive at the time the executive is first hired, and then subsequently when the executive's base compensation is subject to review or reconsideration. Of the Company's senior executives named in the following Summary Compensation Table (with the exception of Mr. Shane, who resigned his positions with the Company effective May 19, 1994, collectively the "Named Executives"), Messrs. Koffel, Rosenstein, Tanzer and Ainsworth have received evergreen employment contracts which provide for a minimum base salary and other base compensation benefits. Mr. Bloom does not have an employment agreement. (See "Employment Agreements.") The base salaries of the Named Executives are subject to periodic review and possible increase by the Committee (or, with respect to Dr. Tanzer and Mr. Bloom, by the Chief Executive Officer), but, except for Mr. Bloom, cannot be decreased without the Named Executive's consent. Base salaries of all other executives and senior managers are subject to periodic review and increase or decrease by the Company's Chief Executive Officer at his option, within the overall framework of the compensation policies established by the Committee.

              When establishing or reviewing base compensation levels for the Named Executives, the Committee or the Chief Executive Officer, where appropriate, considers numerous factors, including the qualifications of the executive, whether the base compensation is within the range of executive pay levels at a selected group of other publicly and privately-held companies which compete with the Company for business and executive talent, the financial per-formance of those companies relative to the Company, the Company's strategic goals for which the executive has responsibility, and the recommendations (if appropriate) of the Company's Chief Executive Officer (except with respect to his own base compensation). While there are overlaps, the compensation peer group is not completely the same as the stockholder return peer group discussed in the "Stockholder Return Chart" below because the Company competes for executive talent with numerous companies outside that peer group. In establishing the initial base salaries of the Named Executives, particular weight was given to the need to attract and retain experienced executives qualified to lead the Company and to develop, implement and maintain management and cost controls necessary for the Company's success.

              Annual Bonus Programs
              ---------------------
              In addition to base compensation, each of the Company's executives and selected senior managers, including the Named Executives, participates in either the annual URS Corporation Incentive Compensation Plan or the annual URS Consultants Incentive Compensation Plan. Under these plans, participating executives and senior managers ("Participants") can earn annual bonuses depending on the extent to which certain defined financial performance tar-gets are met. If performance targets are met, each Participant's bonus is determined as a fixed percentage of his or her base salary




    (the "Target Bonus"). If performance targets are not met, bonuses are determined as a declining percentage of Target Bonuses depend-ing on the extent of the shortfall. Conversely, if performance targets are exceeded, then each Participant can earn a bonus in excess of the Target Bonus determined by the extent of the performance in excess of target, up to a maximum of two times the Target Bonus.

              Target Bonuses are established by contract for Mr. Koffel at 60 percent of his base salary, and are established annually by the Chief Executive Officer for the other Named Executives and the other Participants, within the overall framework of the compensa-tion policies established by the Committee. For the Named Executives, Target Bonuses currently range from 30 percent to 60 percent of base salary.

              Overall financial performance targets are approved by Committee each year after consultation with the Chief Executive Officer. Under the URS Corporation Incentive Compensation Plan, the basic financial measurement used to gauge individual per-formance is the Company's fiscal year net income. Under the URS Consultants Incentive Compensation Plan, measurements of operating profit contribution, cash flow and, where appropriate, sales are applied to the financial performance of the operating division or unit for which the Participant has management responsibility. However, increasing emphasis is placed on Company-wide financial performance as the Participants' responsibilities increase. Overall Company profitability thresholds must be met before any bonuses can be earned at all participation levels.

              Long-Term Incentive Awards
              --------------------------
              The Company also has adopted the 1991 Stock Incentive Plan, as amended, to provide executives and other key employees with incentives to maximize long-term stockholder values. Awards under this plan can take a variety of forms, including stock options, stock appreciation rights and restricted stock, all of which are designed both to encourage recipients to focus on critical long-range objectives and award recipients with an equity stake in the Company, thereby closely aligning their interests with those of the Company's stockholders. Recipients generally fall into five different groups: corporate management, division managers, office managers, key technical staff and key admin-istrative staff, and the size of awards are generally consistent within each of these groups. The Committee periodically considers whether to approve specific awards under this plan based on the recommendations of the Chief Executive Officer, who recommends the timing and size of awards. Factors considered include the executive's or key employee's position in the Company, his or her performance and responsibilities, the extent to which he or she already holds an equity stake in the Company and long-term incentive award levels of comparable executives and key employees at companies which compete with the Company for talented executives and managers. However, the plan does not provide any formulaic method for weighing these factors, and a decision to grant an award




    is primarily based upon an evaluation of the past as well as the future anticipated performance and responsibilities of the individual in question.

              Chief Executive Officer Compensation
              ------------------------------------
              The compensation of Mr. Koffel during fiscal year 1994 was determined on the same basis as discussed above for all Named Executives (except Mr. Bloom): he received his base salary under the terms of his employment agreement, he participated in the 1994 URS Corporation Incentive Compensation Plan with a Target Bonus of 60 percent of his base salary, and he received a grant of an option to purchase 40,000 shares of the Company's Common Stock under the 1991 Stock Incentive Plan. The Company's financial performance in fiscal year 1994 was strong and net income exceeded Target levels. As a result of this performance, Mr. Koffel received a bonus of $283,580 under the 1994 URS Corporation Incentive Compensation Plan. No additional consideration was given by the Committee to the compensation for Mr. Koffel during fiscal year 1994.

              Tax Deduction of Executive Compensation
              ---------------------------------------
              Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), precludes the deduction by a publicly held corporation for compensation paid to certain employees for taxable years beginning on or after January 1, 1994 to the extent that such compensation exceeds $1,000,000, except for compensation paid under a written binding contract in existence on February 17, 1993. Code
    Section 162(m) and Internal Revenue Service regulations promulgated thereunder provide that qualified performance-based compensation will not be subject to the deduction limit if (i) it is payable solely on account of the attainment of preestablished, objective performance goals, (ii) the performance goals are established by a compensation committee composed solely of two or more "outside-directors", (iii) the material terms of the compensation and the performance goals are disclosed to and approved by stockholders before payment, and (iv) the compensation committee certifies that the performance goals have been satisfied before payment. Because the Committee did not approve any executive compensation in fiscal year 1994 which was within the scope of Section 162(m) of the Code, the proposed regulations do not affect the preparation of the Company's tax filings for fiscal year 1994. However, the Committee plans to make every reasonable effort to cause any performance-based compensation falling within the scope of Section 162(m) of















    the Code to qualify for the exemption contained in the proposed regulations.

                        Respectfully Submitted,

                        THE COMPENSATION/OPTION COMMITTEE

                        Richard Q. Praeger, Chairman
                        Emmet J. Cashin, Jr.
                        Armen Der Marderosian
                        Richard B. Madden
                        William D. Walsh




    Compensation and Option/SAR Tables
    ----------------------------------
              The following tables set forth certain information regarding the salary and benefits paid by the Company to its Chief Executive Officer and its four most highly compensated executive officers (other than the Chief Executive Officer) during each of the three most recent fiscal years for services rendered to the Company and its subsidiaries.





































                                             Summary Compensation Table
                                             --------------------------
                                                 Annual Compensation                   Long Term Compensation
                                      ----------------------------------------- --------------------------------
                                                                                         Awards          Payouts
                                                                                -----------------------  -------


                                                                         Other                Securities
                                                                        Annual    Restricted  Underlying            All Other
                   Principal                                            Compen-      Stock     Options/    LTIP      Compen-
   Name            Position            Year   Salary        Bonus     sation<F1> Award(s)<F2>    SARs     Payouts     sation
   ----            ---------           ----   ------        -----     ---------- ------------ ----------  -------   ---------
                                                ($)          ($)          ($)         ($)         (#)       ($)        ($)

   Martin M.       Chairman of the     1994   $385,000      $283,580    $1,585        $0        40,000      $0        $39,639
   Koffel          Board; Chief        1993   $385,000            $0    $3,220        $0           0        $0        $35,606
                   Executive Officer;  1992   $380,625       $91,766    $3,781        $0           0        $0        $25,450 <F3>
                   President

   Irwin L.        Vice President;     1994   $300,400      $169,106      $840        $0        25,000      $0        $18,105
   Rosenstein      President, URS      1993   $300,000            $0      $261        $0           0        $0        $16,707
                   Consultants, Inc.   1992   $283,333       $66,298      $952        $0        10,000      $0         $7,248 <F4>

   Martin S.       Executive Vice      1994   $224,555       $99,209    $1,344        $0        27,500      $0        $22,431
   Tanzer, Ph.D.   President, URS      1993   $220,000            $0      $492        $0           0        $0        $33,469
                   Consultants, Inc.   1992   $183,333       $41,859      $840      $48,125        0        $0         $4,908 <F5>

   Kent P.         Vice President;     1994   $185,000       $90,844       $0         $0        10,000      $0         $1,500
   Ainsworth       Chief Financial     1993   $179,434            $0       $0         $0           0        $0         $1,803
                   Officer; Secretary  1992   $163,125       $26,219       $0       $56,250     10,000      $0         $2,288 <F6>

   Marvin. J.      Senior Vice         1994   $150,141       $67,993      $421        $0        10,000      $0         $1,687
   Bloom           President, URS      1993   $138,856       $18,630      $201        $0           0        $0         $1,638
                   Consultants, Inc.   1992   $122,339       $24,861      $436        $0         5,000      $0         $1,555 <F7>

   Michael B.      Executive Vice      1994   $115,068 <F8>       $0      $434        $0        12,500      $0       $204,813
   Shane           President; General  1993   $210,000            $0    $1,456        $0           0        $0         $3,235
                   Counsel; Secretary  1992   $207,500       $41,712    $1,826        $0           0        $0         $4,328 <F9>






    [FN]
    <F1> The amounts in this column represent automobile allowances.
    <F2> The aggregate number and value as of October 31, 1994 of each of the Named Executive's restricted share holdings are as follows: Mr. Koffel, 0 shares, $0; Mr. Rosenstein, 0 shares, $0; Dr. Tanzer, 5,000 shares, $28,750; Mr. Ainsworth,
         7,500 shares, $43,125; Mr. Bloom, 0 shares, $0; Mr. Shane, 1,500 shares, $8,625. The last portion of Mr. Shane's shares vested on December 7, 1993; Dr. Tanzer's and Mr. Ainsworth's shares vested 33% in 1993 and 33% in 1994, and will vest 34% in 1995. No dividends are paid on these restricted shares.
    <F3> Consists of matching contributions of $1,500 paid pursuant to the Company's Defined Contribution Plan, a $2,175 cost of living adjustment to amounts previously credited under the Company's Selected Executives Deferred Compensation Plan, and $9,414 of term life insurance premiums and $26,550 of disability insurance premiums paid pursuant to Mr. Koffel's employment agreement (see "Employment Agreements").
    <F4> Consists of matching contributions of $1,500 paid by the
         Company pursuant to the Company's Defined Contribution Plan, $11,539 paid by the Company for the surrender of accrued vaca-tion time, a $3,979 cost of living adjustment to amounts previously credited under the Company's Selected Executives Deferred Compensation Plan and $1,087 for life insurance premiums.
    <F5> Consists of matching contributions of $1,839 paid by the
         Company pursuant to the Company's Defined Contribution Plan, $16,923 paid by the Company for the surrender of accrued vacation time, a $2,282 cost of living adjustment to amounts previously credited under the Company's Selected Executives Deferred Compensation Plan and $1,387 for life insurance premiums.
    <F6> Consists of matching contributions of $1,500 paid by the
         Company pursuant to the Company's Defined Contribution Plan.
    <F7> Consists of matching contributions of $1,687 paid by the
         Company pursuant to the Company's Defined Contribution Plan.
    <F8> Mr. Shane resigned his positions as Executive Vice President,
         General Counsel and Secretary effective as of May 19, 1994. Accordingly, this figure represents Mr. Shane's annual salary of $210,000 for the period from November 1, 1993 to May 19, 1994.
    <F9> Consists of matching contributions of $1,118 paid pursuant to the Company's Defined Contribution Plan, $61,845 paid by the Company for the payout of amounts previously credited under the Company's Selected Executives Deferred Compensation Plan, $22,918 paid by the Company for the surrender of accrued vacation time, $94,932 paid by the Company for Mr. Shane's base compensation during the Continuation Period from May 20, 1994 to October 31, 1994 (see "Employment Agreements") and $24,000 paid by the Company for consulting fees from May 19, 1994 to October 31, 1994 (see "Employment Agreements").








                   Option/SAR Grants In Last Fiscal Year
                   -------------------------------------


                                                           Potential Realizable
                                                              Value at Assumed
                                                              Annual Rates of
                                                                 Stock Price
                                                                 Appreciation
                  Individual Grants                            for Option Term
- -----------------------------------------------------------   ----------------


                            % of Total
                             Options/
                Number of      SARs
                Securities   Granted to
                Underlying   Employees  Exercise or  Expira-
                Options/SARs  in Fiscal  Base Price    tion
Name            Granted (#)     Year       ($/Sh)      Date     5% ($)  10% ($)
- -----------     ------------ ----------  ---------- ---------   ------  -------
M. M. Koffel       40,000        13%       $6.75    3/22/2004  169,802  430,810

I.L. Rosenstein    25,000         8%       $6.75    3/22/2004  106,126  268,944

M. S. Tanzer       15,000         9%       $5.63   12/21/2003   53,110  134,592
                   12,500                  $6.75    3/22/2004   53,063  134,472

K. P. Ainsworth    10,000         3%       $6.75    3/22/2004   42,450  107,578

M. J. Bloom        10,000         3%       $6.75    3/22/2004   42,450  107,578

M. B. Shane        12,500         4%       $6.75    3/22/2004   53,063  134,472


























            Aggregated Option/SAR Exercises In Last Fiscal Year
                        and FY-End Option/SAR Values
            ---------------------------------------------------

                                                 Number of       Value of
                                                 Securities   Unexercised
                                                 Underlying   In-the-Money
                                                Unexercised   Options/SARs
                                                Options/SARs  at FY-End
                                               at FY-End (#)     ($)<F1>

                     Shares Acquired   Value    Exercisable/   Exercisable/
    Name               On Exercise   Realized  Unexercisable  Unexercisable
    ----             --------------  -------- -------------   -------------
                           (#)          ($)

    M. M. Koffel            0           $0        359,000        $903,000
                                                   40,000           $0

    I. L. Rosenstein        0           $0         65,020           $0
                                                   28,333           $0

    M. S. Tanzer            0           $0         40,208           $0
                                                   27,500           $0

    K. P. Ainsworth         0           $0         56,667           $0
                                                   13,333           $0

    M. J. Bloom             0           $0          8,330           $0
                                                   11,670           $0

    M. B. Shane             0           $0        147,036        $361,200
                                                   12,500           $0

    [FN]
    <F1> Based on 1994 fiscal year-end share price equal to $5.75.


    Directors' Remuneration
    -----------------------
              During fiscal year 1994, the non-employee members of the Company's Board of Directors received an annual Director's fee of $15,000, plus an attendance fee of $2,000 for each Board of Directors meeting attended, and a fee of $500 for participation in any telephonic Board of Directors meeting. Non-employee Directors who are members of a committee of the Board received $625 for each committee meeting attended and the Chairman of the committee received an additional $625 per meeting. Employee members of the Board of Directors did not receive any such fees. In addition, during fiscal year 1994, the Board of Directors authorized the hiring of non-employee Directors on an as-needed basis from time to time as consultants for special projects at the rate of up to $3,000 per day (plus reasonable expenses) upon the recommendation of the Chairman of the Board or any officer designated by the Chairman of the Board.





              Upon the conclusion of each Annual Meeting of Stockholders, each non-employee Director who is reelected to serve as a Director automatically receives an option to purchase 1,000 shares under the 1991 Stock Incentive Plan. During fiscal year 1994, Messrs. Blum, Cashin, Madden, Praeger and Walsh each received an option to purchase 1,000 shares under the 1991 Stock Incentive Plan for services rendered as non-employee Directors during fiscal year 1994. Employee members of the Board of Directors did not receive any such options.

              Richard C. Blum, a Director of the Company, receives $60,000 per year for services provided under a consulting agreement with the Company. In addition, the Company pays $90,000 per year to RCBA, L.P. under a separate consulting agreement. The Company may terminate these consulting agreements at any time. RCBA, Inc., in its capacity as the sole general partner of RCBA, L.P., indirectly through several entities, holds 2,550,193 shares (assuming the exercise of certain warrants), or approximately
    35 percent, of the Company's outstanding Common Stock. Mr. Blum is the majority stockholder of RCBA, Inc.


    Employment Agreements
    ---------------------

    Martin M. Koffel
    ----------------
              Mr. Koffel has an evergreen employment agreement with the Company, executed in December 1991, under which Mr. Koffel receives an annual base salary of not less than $385,000 and is eligible for a target bonus equal to 60 percent of his base salary. The agreement obligates the Company to reimburse Mr. Koffel for the cost of maintaining disability insurance providing monthly benefits of not less than $10,000 in the event of his disability and provides for certain supplemental life insurance benefits which currently are in the form of a $1,155,000 term life insurance policy. If Mr. Koffel's employment is terminated involuntarily by the Company without cause (other than by reason of death or disability), the Company must pay a severance payment equal to 150 percent of his then current base salary and his then current target bonus. If Mr. Koffel ceases to be employed by the Company for any reason other than for cause within one year following a Change in Control (see below), he becomes entitled to a special severance payment equal to three times the sum of his then current base salary and his then current target bonus. In addition, all awards held by Mr. Koffel under any of the Company's incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change in Control. A Change in Control is defined in the agreement to include (i) a change in control required to be reported pursuant to Item 6(e) of
    Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended, or (ii) any person acquiring 20 percent or more of the voting power of the Company or (iii) more than two-thirds of





    the Directors not having served on the Board for 24 months prior to the Change in Control.

              Under the terms of an earlier employment agreement executed in May 1989, Mr. Koffel was granted SARs on 15,000 shares at the base price of $28.75 which expire upon the earlier of May 9, 1999 or the termination of Mr. Koffel's employment with the Company. At the Company's option, Mr. Koffel's SARs may at any time be replaced with options to purchase Common Stock on the same economic basis as the SARs. The SARs are fully vested.

    Irwin L. Rosenstein
    -------------------
              Mr. Rosenstein has an evergreen employment agreement with URSC, executed in August 1991, under which Mr. Rosenstein received an annual base salary of not less than $250,000 prior to March 1, 1992 and $300,000 thereafter. The agreement also obligates the Company to maintain a $400,000 term life insurance policy for Mr. Rosenstein and disability insurance providing him with benefits of at least $7,000 per month in the event of his disability. If Mr. Rosenstein's employment is terminated involuntarily by the Company without cause (other than by reason of death or disability) he is entitled to continuation of his base salary for one year (or until normal retirement at age 65, if less). Under the agreement, as amended, if Mr. Rosenstein ceases to be employed by the Company within one year following a Change of Control (see below), Mr. Rosenstein will be entitled to receive a severance payment equal to 200 percent of his then current base salary. Change in Control is defined in Mr. Rosenstein's agreement as the acquisition by any person of 51 percent of more of URSC's or the Company's then current outstanding securities having the right to vote at elections of Directors.

              Under the terms of an earlier employment agreement executed in February 1989, Mr. Rosenstein was granted SARs on 7,500 shares at the base price of $27.50 which expire upon the earlier of February 24, 1999 or the termination of Mr. Rosenstein's employment with the Company. At the Company's option, Mr. Rosenstein's SARs may at any time be replaced with options to purchase Common Stock on the same economic basis as the SARs. The SARs are fully vested.

    Martin S. Tanzer, Ph.D.
    -----------------------
              Dr. Tanzer has an evergreen employment agreement with URSC, executed in August 1991, under which Dr. Tanzer received an annual base salary of $150,000 prior to March 1, 1992, $200,000 from that date through October 31, 1992, and $220,000 through November 14, 1994. Effective November 15, 1994, Dr. Tanzer's annual salary was further increased to $240,000. The agreement also obligates the Company to maintain a $400,000 term life insurance policy for Dr. Tanzer and disability insurance providing him with benefits of at least $7,000 per month in the event of his disability. If Dr. Tanzer's employment is terminated involuntarily by the Company without cause (other than by reason of death or disability) he is entitled to continuation of his base salary for




    one year (or until normal retirement at age 65, if less). Under the agreement, as amended, if Dr. Tanzer ceases to be employed by the Company within one year following a Change of Control (as defined above in the description of Mr. Rosenstein's employment agreement), Dr. Tanzer will be entitled to receive a severance payment equal to 200 percent of his then current base salary.

              Under the terms of an earlier employment agreement executed in February 1989, Dr. Tanzer was granted SARs on 5,000 shares at the base price of $26.25 which expire upon the earlier of February 27, 1999 or the termination of Dr. Tanzer's employment with the Company. At the Company's option, Dr. Tanzer's SARs may at any time be replaced with options to purchase Common Stock on the same economic basis as the SARs. The SARs are fully vested.

    Kent P. Ainsworth
    -----------------
              Mr. Ainsworth executed an evergreen employment with the Company in May 1991 following his employment as the Company's Vice President and Chief Financial Officer in January 1991. Under this employment agreement, Mr. Ainsworth received an annual base salary of $150,000 prior to February 24, 1992, $165,000 from that date through March 22, 1993, and $185,000 through December 14, 1994. On December 15, 1994, the Compensation/Option Committee further increased his annual base salary to $195,000. If Mr. Ainsworth's employment is terminated involuntarily by the Company without cause (other than by reason of death or disability), he is entitled to continuation of his base salary for one year (or until normal retirement at age 65, if less). If Mr. Ainsworth is terminated by the Company other than for cause or voluntarily leaves for specified reasons within one year following a Change of Control (as defined above in the description of Mr. Koffel's employment agreement), Mr. Ainsworth will be entitled to receive a severance payment equal to 280 percent of his then current base salary (reduced pro rata if such termination occurs within two years prior to normal retirement). In addition, all awards held by Mr. Ainsworth under any of the Company's incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change of Control.

    Marvin J. Bloom
    ---------------
              Mr. Bloom does not have a written employment agreement with URSC. Mr. Bloom's compensation is reviewed and established periodically by Mr. Koffel.

    Michael B. Shane
    ----------------
              Mr. Shane resigned his positions as Executive Vice President, General Counsel and Secretary of the Company effective as of May 19, 1994. At that time, Mr. Shane had an evergreen employment agreement with the Company, executed in January 1992, which provided that in the event Mr. Shane's employment was terminated involuntarily by the Company without cause (other than by reason of death or disability) he would be entitled to continu-




    ation of his base salary and certain benefit coverages for one year. Under the agreement, Mr. Shane received an annual base salary of $210,000 and was eligible for a target bonus equal to 50 percent of his base salary. Pursuant to a Consulting Agreement and Resignation between Mr. Shane and the Company dated April 22, 1994, the parties agreed that Mr. Shane will be retained as a consultant by the Company for a period of 12 months commencing
    May 20, 1994 for a retainer of $4,000 per month, and will receive certain benefits of his employment agreement as if he had been terminated involuntarily by the Company without cause.
    Accordingly, in fiscal year 1994, in addition to his base salary of $115,068 for the period prior to his resignation, Mr. Shane received consulting fees of $24,000 and continuation period compensation of $94,932 for the period from May 19, 1994 to October 31, 1994. Subsequently Mr. Shane asserted that he also was entitled to receive a bonus for fiscal year 1994, a claim which the Company denies. Under the terms of Mr. Shane's employment agreement, this matter has been referred to arbitration.

              Under the terms of an earlier employment agreement executed in August 1989, Mr. Shane was granted SARs on 6,500 shares at a base price of $13.75. The rights expire on the earlier of August 1, 1999 or the termination of Mr. Shane's employment with the Company, which pursuant to the benefit coverage provisions of the 1992 agreement, is May 19, 1995. At the Company's option,
    Mr. Shane's SARs may at any time be replaced with options to purchase Common Stock on the same economic terms as the SARs. The SARs are fully vested.


    Stockholder Return Chart
    ------------------------
              The following chart compares the cumulative total stockholder return from a $100 investment in the Company's Common Stock for the last five fiscal years, compared to the Standard & Poors 500 Index and the cumulative total return of a peer index. The cumulative stockholder return performance of the Company has been compared to the Standard & Poor's 500 index and the weighted performance of a peer group of engineering companies. The peer index is comprised of the following companies:

              Jacobs Engineering Group      ICF International
              Gilbert Associates            Michael Baker Corporation
              Groundwater Technology        Greiner Engineering
              Stone & Webster               Harding Associates
              Emcon Associates              STV Group













                             PERFORMANCE GRAPH
                             -----------------


              The graph is based on an assumed $100 value of an investment in the Company's common stock and each index as of November 1, 1989. Calculations of total shareholder returns are based on reinvestment of all dividends.


                 11/1/89   11/1/90   11/1/91   11/1/92   11/1/93   11/1/94
                 -------   -------   -------   -------   -------   -------
    URS           $100      $ 21      $ 62      $ 53      $ 35      $ 42

    Peer Group    $100      $ 93      $122      $117      $105      $ 98

    S&P 500       $100      $ 93      $124      $136      $156      $162










































                              STOCK OWNERSHIP
                              ---------------

              The following table contains information as of January 15, 1995 as to the beneficial ownership of Common Stock of the Company, including Common Stock obtainable upon the exercise of warrants ("warrant shares") and upon exercise of stock options exercisable on or prior to March 16, 1995, by (i) each person owning beneficially more than five percent of the Company's Common Stock; (ii) each Director and nominee for Director; and (iii) the executive officers. To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all Common Stock shown as beneficially owned by them, subject to applicable community property laws and except as otherwise noted.


    Name and Address               Number of Shares    Percent of Class<F1>
    ----------------               ----------------    --------------------
    Wells Fargo Bank, N.A.           288,810 shares              9.70%
      420 Montgomery Street          435,561 warrant shares
      San Francisco, CA  94104       -------
                                     724,371

    Base Assets Trust                507,473 shares             12.93%
      11444 West Olympic Blvd.       461,195 warrant shares
      Los Angeles, CA  90064         -------
                                     968,668

    Richard C. Blum & Associates,
     L.P.
      909 Montgomery Street
      San Francisco, CA  94133
         (directly)<F2>                  996 shares            Less than 1%

         (through the following
         entities) <F3>:

         BK Capital Partners         104,719 shares              6.84%
                                     403,546 warrant shares
                                     -------
                                     508,265

         BK Capital Partners II      117,869 shares              7.01%
                                     403,546 warrant shares
                                     -------
                                     521,415

         BK Capital Partners III     326,238 shares              6.18%
                                     115,299 warrant shares
                                     -------
                                     441,537

         The Common Fund           1,077,980 shares             15.33%






    Name and Address               Number of Shares    Percent of Class<F1>
    ----------------               ----------------    --------------------
    Fund American Enterprises,
     Inc.                            826,323 shares             11.75%
      c/o Fund American
      Enterprises Holdings, Inc.
       The 1820 House
       Main Street
       Norwich, VT  05055-0850

    The Travelers Inc.               621,735 shares              8.84%
      65 East 55th Street
      New York, NY  10022

    Eagle Asset Management, Inc.     435,400 shares              6.19%
      880 Carillon Parkway
      St. Petersburg, FL  33716

    Richard C. Blum <F4>              16,841 shares            Less than 1%

    Emmet J. Cashin, Jr. <F5>          7,000 shares            Less than 1%

    Martin M. Koffel <F6>            344,000 shares              4.66%

    Richard B. Madden <F7>             6,000 shares            Less than 1%

    Richard Q. Praeger <F8>           11,211 shares            Less than 1%

    Irwin L. Rosenstein <F9>          59,634 shares            Less than 1%

    William D. Walsh <F10>             5,000 shares            Less than 1%

    Martin S. Tanzer, Ph.D. <F11>     40,708 shares            Less than 1%

    Kent P. Ainsworth <F12>           64,167 shares            Less than 1%

    Marvin J. Bloom <F13>             10,330 shares            Less than 1%

    Michael B. Shane <F14>           112,236 shares              1.57%

    All Officers and Directors     3,115,084 shares             36.66%
    as a group (10 persons)<F15>

    [FN]
    <F1>   Percentages are calculated with respect to a holder of
           warrants or options exercisable prior to March 16, 1995 as if such holder had exercised its warrants or options. Warrant shares and option shares held by other holders are not included in the percentage calculation with respect to any other stockholder.

    <F2>   Richard C. Blum is the President, Chief Executive Officer
           and majority stockholder of RCBA, Inc.






    <F3>   RCBA, Inc. is the sole general partner of RCBA, L.P., which is, in turn, the sole general partner of BK Capital Partners, a California Limited Partnership, BK Capital Partners II, a California Limited Partnership, and BK Capital Partners III Limited Partnership, the address of each of which is 909 Montgomery Street, San Francisco, California 94133. RCBA, L.P. is an investment adviser to The Common Fund, the address of which is 909 Montgomery Street, San Francisco, California 94133. RCBA, L.P. exercises voting and investment discretion as to all such shares.

    <F4>   Includes 9,841 shares held directly, 2,454 shares held as
           beneficiary of the RCB Keogh Plan, and currently exercisable portions of options. Does not include shares held by RCBA, Inc. or entities managed by RCBA, L.P., which Mr. Blum may be deemed to own indirectly in his capacity as the majority stockholder of RCBA, Inc., in its capacity as the sole general partner of RCBA, L.P.

    <F5>   Represents currently exercisable portions of options.

    <F6>   Represents currently exercisable portions of options.

    <F7>   Includes 5,000 shares held directly and currently
           exercisable portions of options.

    <F8>   Includes 4,211 shares held directly and currently
           exercisable portions of options.

    <F9>   Includes 2,114 shares held directly and currently
           exercisable portions of options.

    <F10>  Represents currently exercisable portions of options.

    <F11>  Includes 5,500 shares held directly and currently
           exercisable portions of options.

    <F12>  Includes 7,500 shares held directly and currently
           exercisable portions of options.

    <F13>  Includes 1,000 shares held directly, 1,000 shares held indirectly in an IRA and currently exercisable portions of options.

    <F14>  Includes 1,500 shares held directly and currently
           exercisable portions of options.

    <F15>  Includes shares held by RCBA, L.P. and by entities managed by RCBA, L.P., which Mr. Blum may be deemed to own indirectly in his capacity as the majority stockholder of RCBA, Inc., in its capacity as the sole general partner of RCBA, L.P.






          COMPLIANCE WITH SECTION 16(a) OF SECURITIES EXCHANGE ACT


              During fiscal year 1994, the following persons failed to file on a timely basis reports required under Section 16(a) of the Securities Exchange Act of 1934: none.


                   RATIFICATION OF SELECTION OF AUDITORS


              The Board of Directors has selected Coopers & Lybrand to serve as the Company's independent auditors for the 1995 fiscal year. Coopers & Lybrand have served as the Company's independent auditors since June 1988. The Board of Directors is submitting its selection of that firm to the stockholders for ratification in order to ascertain the stockholders' views. Such ratification will require the affirmative vote of the majority of shares present in person or represented by proxy and voting at the Meeting. If ratification is not provided, the Board of Directors will reconsider its selection.

              Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND AS THE INDEPENDENT AUDITORS OF THE COMPANY.


                         PROPOSALS BY STOCKHOLDERS


              Proposals by stockholders of the Company intended to be presented at the next annual meeting must be received by the Company by October 17, 1995 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.


                               OTHER BUSINESS


              The Board of Directors is not aware of any other business which will come before the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be










    voted thereon in accordance with the judgment of the persons voting the proxies.


                                  FOR THE BOARD OF DIRECTORS


                                  /s/ Kent P. Ainsworth


                                  Kent P. Ainsworth, Secretary
    San Francisco, California















































                              URS CORPORATION
                              ---------------

                 Proxy Solicited by Board of Directors for
                      Annual Meeting of March 21, 1995
                 -----------------------------------------

         Kent P. Ainsworth and Carol Brummerstedt, or either of them, each with the power of substitution, are hereby authorized to represent and vote, as designated below, the shares of the undersigned at the annual meeting of stockholders of URS
    Corporation to be held on March 21, 1995, or at any adjournment of the annual meeting.

    The Board of Directors recommends a vote FOR the election of directors and FOR Item 2.

         1.    Election of Directors:

              [  ] FOR all nominees listed below (except as marked to
                   the contrary below):

              [  ] WITHHOLD AUTHORITY to vote for nominees listed
                   below:

              (Instruction:  To withhold authority for any individual
                             nominee, strike a line through the
                             nominee's name in the list below)

    Richard C. Blum        Emmet J. Cashin, Jr.   Armen Der Marderosian
    Martin M. Koffel       Richard B. Madden      Richard Q. Praeger
    Irwin L. Rosenstein    William D. Walsh       Adm. S. Robert Foley,
                                                    Jr., USN (Ret.)

               (Continued, and to be signed, on reverse side)
























         2. Ratification of the selection of Coopers & Lybrand as the Company's independent auditors for fiscal year 1995:

                   FOR [  ]      AGAINST [  ]      ABSTAIN [  ]

         3. Upon any other matters which might come before the meeting.

         Shares voted by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of directors and FOR
    Item 2.


                                  Dated ____________________, 1994



                                  ___________________________________
                                  Stockholder's Signature

                                  ___________________________________
                                  Stockholder's Signature

                                  Please sign exactly as name appears
                                  on this proxy.  If signing for
                                  estates, trusts, or corporations,
                                  title or capacity should be stated.
                                  If shares are held jointly, each
                                  holder should sign.

                     PLEASE MARK, DATE, SIGN AND RETURN
























